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                                                               EXHIBIT 10.27 (r)

                           PLAYBOY ENTERPRISES, INC.

                                CHRISTIE HEFNER
                                 CHAIRMAN AND
                            CHIEF EXECUTIVE OFFICER

                               September 6, 1996

Bob Perkins
61 Jane Street, Penthouse E
New York, NY 10014

Dear Bob:

It is with great pleasure that I offer you the position of Executive Vice President, Chief Marketing Officer of Playboy Enterprises, Inc. You will begin full-time employment on October 1st, 1996.

You will be reporting to me. You will office at the Playboy offices in Chicago, although you will be expected to do such traveling as may be necessary and appropriate for the performance of your duties. We will also provide you with an office at the Playboy offices in New York.

You will be paid a base salary of $400,000 per year, to be paid on a biweekly basis on our normal payroll dates. In addition, you are entitled to participate, pro rata (based on your start date), in a Board approved incentive plan with a Fiscal 1997 maximum potential of 50% of your base salary based upon the Company's performance; $50,000 of which will be guaranteed and payable to you upon commencement of your employment.

You will be entitled to participate in all fringe benefits made available to Playboy executives. You will also be a member of the Executive Committee of the Company.

You will be entitled to participate in the "parachute plan" that is described on page 13 of Playboy's 1995 proxy statement, copy enclosed.

I will recommend to the Company's Compensation Committee that you be granted an option to purchase 100,000 shares of Playboy's

        680 NORTH LAKE SHORE DRIVE/CHICAGO, ILLINOIS 60611/312-751-8000
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September 6, 1996
To: Bob Perkins
Page Two


Class B stock and the right to receive up to 15,000 shares of Class B stock under the Company's restricted stock plan, which is triggered by the Company's achieving operating income of $15 million and $20 million according to the terms and conditions of the 1995 Playboy Enterprises, Inc. Stock Incentive Plan.

To assist in the disposition of your New York condominium sublease, the Company will reimburse you for brokerage commissions and up to three months rent. If you choose to purchase a new residence in Chicago, you will be reimbursed for customary and reasonable closing costs, to include title costs and attorney or escrow office fees. You will also be reimbursed for the relocation of your household goods.

To assist in your transition, the Company will also provide you with temporary furnished housing for up to three months. The Company will also reimburse you for airline travel back/forth from Chicago/New York for you and/or your spouse.

If you are terminated at any time not for cause (as defined below), you will be entitled to receive 12 months severance pay based on your salary at that time. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to Playboy.

In the event of such termination you will have no duty to mitigate damages, and you will be free to accept other employment at your discretion.

If the above is acceptable, please sign, date and return the enclosed copy of this letter.
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September 6, 1996
To: Bob Perkins
Page Three


Once again, welcome to the Playboy family. I look forward to working with you.

                                       Sincerely,

                                       /s/ Christie Hefner

                                       Christie Hefner

ACCEPTED:

/s/ Bob Perkins
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Bob Perkins

Date 11 Sept 1996
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